Exhibit 99.1

EARNINGS RELEASE
PR Contact: Laurie Schalow
(949) 524-4035
MediaRelations@chipotle.com

IR Contact: Cindy Olsen, CFA
(949) 524-4205
Cindy.Olsen@chipotle.com

Chipotle ANNOUNCES First QUARTER 2023 RESULTS

operating income increases 93.3% and COMPARABLE restaurant SALES increase 10.9% as margins expand

NEWPORT BEACH, Calf. – April  25, 2023 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its first quarter ended March 31, 2023.

First quarter highlights, year over year:

•	Total revenue increased 17.2% to $2.4 billion
•	Comparable restaurant sales increased 10.9%
•	In-restaurant sales increased 22.9%, while digital sales represented 39.3% of food and beverage revenue
•	Operating margin was 15.5%, an increase from 9.4%
•	Restaurant level operating margin was 25.6% [1], an increase of 490 basis points
•

Diluted earnings per share was $10.50. Adjusted diluted earnings per share also was $10.50 as there were no adjustments this quarter, an 84.2% increase compared to $5.70 in the prior year which excluded an $0.11 after-tax impact from expenses related to the 2018 performance share COVID-19 related modification, corporate restructuring costs, restaurant asset impairment and closure costs, and certain legal proceedings [1]

•	Opened 41 new restaurants with 34 locations including a Chipotlane

"Our strong performance in the first quarter confirms that our focus on getting back to the basics and re-establishing Chipotle’s standards of excellence is beginning to drive results,” said Brian Niccol, Chairman and CEO, Chipotle. "We will continue to develop exceptional people and prepare exceptional food while treasuring each guest to further strengthen our foundation for sustained long-term growth."

Results for the three months ended March 31, 2023:

Total revenue in the first quarter was $2.4 billion, an increase of 17.2% compared to the first quarter of 2022. The increase in total revenue was driven by a 10.9% increase in comparable restaurant sales and new restaurant openings. In-restaurant sales in the first quarter increased 22.9%, compared to the first quarter of 2022, while digital sales represented 39.3% of total food and beverage revenue.

We opened 41  new restaurants during the first quarter with 34 locations including a Chipotlane. These formats continue to perform well and are helping enhance guest access and convenience, as well as increase new restaurant sales, margins, and returns.

Food, beverage and packaging costs in the first quarter were 29.2% of total revenue, a decrease of 180 basis points compared to the first quarter of 2022. Food costs benefited from menu price increases taken in the prior year and lower avocado prices, which were partially offset by inflation across several food costs, primarily dairy, tortillas, salsa, beans and rice,  and a mix shift towards Garlic Guajillo Steak, a limited time menu item.

Restaurant level operating margin was 25.6%  compared to 20.7% in the first quarter of 2022. The improvement was primarily due to the benefit of sales leverage and, to a lesser extent, lower avocado prices and lower delivery expense due to lower delivery volumes. These decreases were partially offset by higher inflation across several food costs and to a lesser extent, wage inflation.

1 Restaurant level operating margin, adjusted diluted earnings per share,  adjusted net income, non-GAAP general and administrative expenses, and non-GAAP effective income tax rate are non-GAAP financial measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

General and administrative expenses for the first quarter were $148.3 million.  This includes $118.9 million of underlying general and administrative expenses, $19.3 million of non-cash stock compensation, $7.2 million of payroll taxes on equity vesting and exercises and higher performance-based accruals, and $2.4 million related to costs associated with our biannual field leader conference.

The effective income tax rate for the first quarter was 22.5% compared to 16.7% in the first quarter of 2022. The increase in the effective income tax rate was primarily due to a decrease in tax benefits related to option exercises and equity vesting as compared to the first quarter of 2022.

Net income for the first quarter was $291.6 million, or $10.50 per diluted share, compared to  $158.3 million, or $5.59 per diluted share, in the first quarter of 2022.  In the first quarter of 2022, excluding the $0.11 after-tax impact of expenses related to the 2018 performance share COVID-19 related modification, corporate restructuring costs, restaurant asset impairment and closure costs, and certain legal proceedings, adjusted diluted earnings per share was $5.70.

We repurchased $131.6 million of stock at an average price per share of $1,552.90 during the first quarter. As of March 31, 2023,  $282.3 million remained available under share repurchase authorizations from our Board of Directors.  The repurchase authorization may be modified, suspended, or discontinued at any time.

More information will be available in our Quarterly Report on Form 10-Q, which will be filed with the SEC by the end of April.

Outlook

For 2023, management is anticipating the following:

•	Second quarter and full year comparable restaurant sales growth in the mid to high-single digit range
•	255 to 285 new restaurant openings (including 10 to 15 relocations to add a Chipotlane), which assumes utility, construction, permit and material supply delays do not worsen
•	An estimated underlying effective full year tax rate between 25% and 27% before discrete items

Definitions

The following definitions apply to these terms as used throughout this release:

•

Comparable restaurant sales, or sales comps, and comparable restaurant transactions, represent the change in period-over-period total revenue or transactions for restaurants in operation for at least 13 full calendar months.

•	Average restaurant sales refer to the average trailing 12-month food and beverage revenue for restaurants in operation for at least 12 full calendar months.
•	Restaurant level operating margin represents total revenue less direct restaurant operating costs, expressed as a percent of total revenue.
•

Digital sales represent food and beverage revenue generated through the Chipotle website, Chipotle app or third-party delivery aggregators. Digital sales include revenue deferrals associated with Chipotle Rewards.

•	In-restaurant sales represent food and beverage revenue generated on-premise. In-restaurant sales includes revenue deferrals associated with Chipotle Rewards.

1 Restaurant level operating margin, adjusted diluted earnings per share, adjusted net income, non-GAAP general and administrative expenses, and non-GAAP effective income tax rate are non-GAAP financial measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

Conference Call Details

Chipotle will host a conference call on Tuesday,  April  25, 2023, at 4:30 PM Eastern time to discuss first quarter 2023 financial results as well as provide a business update for the second quarter 2023.

The conference call can be accessed live over the phone by dialing 1-888-317-6003, or for international callers by dialing 1-412-317-6061, and use code: 3598907. The call will be webcast live from the company's website on the investor relations page at ir.chipotle.com/events. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. Chipotle had over 3,200 restaurants as of March  31, 2023, in the United States, Canada, the United Kingdom, France and Germany and is the only restaurant company of its size that owns and operates all its restaurants. Chipotle is ranked on the Fortune 500 and is recognized on the 2022 list for Fortune’s Most Admired Companies. With over 100,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. For more information or to place an order online, visit WWW.CHIPOTLE.COM.

Forward-Looking Statements

Certain statements in this press release and in the April 25, 2023, conference call are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements under “Outlook” about our anticipated second quarter and comparable restaurant sales growth, goals for number of new restaurant openings, and estimated underlying effective full year tax rate, as well as statements about expected restaurants with Chipotlanes and rate of expansion, future labor costs, future general and administrative and other costs, future estimated tax rates and future long-term prospects. We use words such as “anticipate”, “believe”, “could”, “should”, “may”, “approximately”, “estimate”, “expect”, “intend”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on currently available operating, financial and competitive information available to us as of the date of this release and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements, including but not limited to: uncertainty regarding the resurgence of COVID-19 infections and its ultimate impact on our business; increasing wage inflation and the competitive labor market, which impacts our ability to attract and retain qualified employees and has resulted in occasional staffing shortages; the impact of any union organizing efforts and our responses to such efforts; increasing supply costs (including beef, avocados and packaging); risks of food safety incidents and food-borne illnesses; risks associated with our reliance on certain information technology systems and potential material failures or interruptions; privacy and cyber security risks, including risk of breaches, unauthorized access, theft, modification or destruction of guest or employee personal or confidential information stored on our network or the network of third party providers; the impact of competition, including from sources outside the restaurant industry; the financial impact of increasing our average hourly wages; the impact of federal, state or local government regulations relating to our employees, employment practices, restaurant design and construction, and the sale of food or alcoholic beverages; our ability to achieve our planned growth, such as the availability of suitable new restaurant sites and the availability of construction materials and contractors; increases in ingredient and other operating costs due to inflation, global conflicts, climate change, our Food with Integrity philosophy, tariffs or trade restrictions and supply shortages; the uncertainty of our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in consumers' perceptions of our brand, including as a result of actual or rumored food safety concerns or other negative publicity, decreased consumer spending (including as a result of higher inflation, mass layoffs, fear of possible recession and higher energy prices), or the inability to increase menu prices or realize the benefits of menu price increases; risks associated with our digital business, including risks arising from our reliance on third party delivery services; risks relating to litigation, including possible governmental actions and potentially class action litigation related to food safety incidents, cybersecurity incidents, employment or privacy laws, advertising claims or other matters; and other risk factors described from time to time in our SEC reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.Chipotle.com.

 CHIPOTLE MEXICAN GRILL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2023		2022
Food and beverage revenue	$2,351,009	99.3%	$1,998,956	98.9%
Delivery service revenue	17,571	0.7	21,583	1.1
Total revenue	2,368,580	100.0	2,020,539	100.0
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	692,559	29.2	626,926	31.0
Labor	583,794	24.6	531,940	26.3
Occupancy	121,931	5.1	112,032	5.5
Other operating costs	363,206	15.3	330,695	16.4
General and administrative expenses	148,340	6.3	147,402	7.3
Depreciation and amortization	76,585	3.2	71,665	3.5
Pre-opening costs	6,198	0.3	5,348	0.3
Impairment, closure costs, and asset disposals	8,361	0.4	4,310	0.2
Total operating expenses	2,000,974	84.5	1,830,318	90.6
Income from operations	367,606	15.5	190,221	9.4
Interest and other income (expense), net	8,949	0.4	(213)	-
Income before income taxes	376,555	15.9	190,008	9.4
Provision for income taxes	(84,911)	(3.6)	(31,714)	(1.6)
Net income	$291,644	12.3%	$158,294	7.8%
Earnings per share:
Basic	$10.56		$5.64
Diluted	$10.50		$5.59
Weighted-average common shares outstanding:
Basic	27,624		28,043
Diluted	27,788		28,301

CHIPOTLE MEXICAN GRILL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	March 31,	December 31,
	2023	2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$409,727	$384,000
Accounts receivable, net	65,869	106,880
Inventory	34,599	35,668
Prepaid expenses and other current assets	98,389	86,412
Income tax receivable	-	47,741
Investments	652,858	515,136
Total current assets	1,261,442	1,175,837
Leasehold improvements, property and equipment, net	1,981,329	1,951,147
Long-term investments	368,023	388,055
Restricted cash	25,133	24,966
Operating lease assets	3,334,277	3,302,402
Other assets	61,229	63,158
Goodwill	21,939	21,939
Total assets	$7,053,372	$6,927,504
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$182,606	$184,566
Accrued payroll and benefits	116,465	170,456
Accrued liabilities	160,436	147,539
Unearned revenue	157,898	183,071
Current operating lease liabilities	239,029	236,248
Income tax payable	37,658	-
Total current liabilities	894,092	921,880
Long-term operating lease liabilities	3,532,566	3,495,162
Deferred income tax liabilities	98,137	98,623
Other liabilities	46,892	43,816
Total liabilities	4,571,687	4,559,481
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of March 31, 2023 and December 31, 2022, respectively	-	-
Common stock, $0.01 par value, 230,000 shares authorized, 37,419 and 37,320 shares issued as of March 31, 2023 and December 31, 2022, respectively	374	373
Additional paid-in capital	1,849,683	1,829,304
Treasury stock, at cost, 9,818 and 9,693 common shares as of March 31, 2023 and December 31, 2022, respectively	(4,480,833)	(4,282,014)
Accumulated other comprehensive loss	(7,431)	(7,888)
Retained earnings	5,119,892	4,828,248
Total shareholders' equity	2,481,685	2,368,023
Total liabilities and shareholders' equity	$7,053,372	$6,927,504

CHIPOTLE MEXICAN GRILL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three months ended
	March 31,
	2023	2022
Operating activities
Net income	$291,644	$158,294
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	76,585	71,665
Deferred income tax provision	(486)	(14,024)
Impairment, closure costs, and asset disposals	8,152	4,265
Provision for credit losses	500	(918)
Stock-based compensation expense	20,084	23,590
Other	(2,810)	(998)
Changes in operating assets and liabilities:
Accounts receivable	39,659	10,394
Inventory	1,086	2,970
Prepaid expenses and other current assets	(14,569)	5,920
Operating lease assets	59,135	55,125
Other assets	3,277	(1,132)
Accounts payable	(2,732)	15,702
Accrued payroll and benefits	(53,428)	10,438
Accrued liabilities	17,009	(31,151)
Unearned revenue	(22,653)	(21,604)
Income tax payable/receivable	85,400	43,367
Operating lease liabilities	(51,584)	(49,596)
Other long-term liabilities	767	595
Net cash provided by operating activities	455,036	282,902
Investing activities
Purchases of leasehold improvements, property and equipment	(120,369)	(96,162)
Purchases of investments	(214,819)	(118,827)
Maturities of investments	99,639	81,923
Net cash used in investing activities	(235,549)	(133,066)
Financing activities
Acquisition of treasury stock	(126,709)	(263,308)
Tax withholding on stock-based compensation awards	(67,185)	(85,811)
Other financing activities	11	(359)
Net cash used in financing activities	(193,883)	(349,478)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	290	147
Net change in cash, cash equivalents, and restricted cash	25,894	(199,495)
Cash, cash equivalents, and restricted cash at beginning of period	408,966	846,230
Cash, cash equivalents, and restricted cash at end of period	$434,860	$646,735
Supplemental disclosures of cash flow information
Income taxes paid (refunded)	$(245)	$2,291
Purchases of leasehold improvements, property, and equipment accrued in accounts payable and accrued liabilities	$63,745	$52,802
Acquisition of treasury stock accrued in accounts payable and accrued liabilities	$9,422	$4,497

CHIPOTLE MEXICAN GRILL, INC.

SUPPLEMENTAL FINANCIAL AND OTHER DATA

(dollars in thousands)

(unaudited)

	For the three months ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2023	2022	2022	2022	2022
Number of restaurants opened	41	100	43	42	51
Restaurant closures	-	-	(1)	(1)	(1)
Restaurant relocations	(4)	(3)	(4)	(3)	(2)
Number of restaurants at end of period	3,224	3,187	3,090	3,052	3,014
Average restaurant sales	$2,892	$2,824	$2,796	$2,747	$2,684
Comparable restaurant sales increase	10.9%	5.6%	7.6%	10.1%	9.0%

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following tables provide a reconciliation of non-GAAP financial measures presented in the text above to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Adjusted net income is net income excluding expenses related to restaurant asset impairment, corporate restructuring, certain legal proceedings, stock-based compensation modification expense, unrealized gains on equity investments, separation costs, and certain other costs. Adjusted general and administrative expense is general and administrative expense excluding transformation expenses, certain legal proceedings, stock-based compensation modification expense, separation costs, and certain other costs. The adjusted effective income tax rate is the effective income tax rate adjusted to reflect the after tax impact of non-GAAP adjustments. Restaurant Level Operating Margin, a non-GAAP financial measure, is equal to the revenues generated by our restaurants less their direct operating costs which consist of food, beverage and packaging, labor, occupancy and other operating costs. This performance measure primarily includes the costs that restaurant level managers can directly control and excludes other costs that are essential to conduct our business. Management uses restaurant level operating margin as a measure of restaurant performance. Management believes restaurant level operating margin is useful to investors in that it highlights trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures. We present these non-GAAP measures in order to facilitate meaningful evaluation of our operating performance across periods. These adjustments are intended to provide greater transparency of underlying performance and to allow investors to evaluate our business on the same basis as our management, which uses these non-GAAP measures in evaluating the company’s performance. Our adjusted net income, adjusted diluted earnings per share, adjusted general and administrative expenses, adjusted effective income tax rate and restaurant level operating margin measures may not be comparable to other companies’ adjusted measures. These adjustments are not necessarily indicative of what our actual financial performance would have been during the periods presented and should be viewed in addition to, and not as an alternative to, our results prepared in accordance with GAAP. Further details regarding these adjustments are included in the tables below.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted Net Income and Adjusted Diluted Earnings per Share

(in thousands, except per share amounts)

(unaudited)

	Three months ended
	March 31,
	2023	2022
Net income	$291,644	$158,294
Non-GAAP adjustments:
Restaurant costs:
Operating lease asset impairment costs(1)	-	731
Corporate Restructuring:
Duplicate rent expense(2)	-	1,166
Legal proceedings(3)	-	(1,000)
Stock-based compensation modification expense(4)	-	2,756
Total non-GAAP adjustments	$-	$3,653
Tax effect of non-GAAP adjustments above(5)	-	(554)
After tax impact of non-GAAP adjustments	$-	$3,099
Adjusted net income	$291,644	$161,393

Diluted weighted-average number of common shares outstanding	27,788	28,301
Diluted earnings per share	$10.50	$5.59
Adjusted diluted earnings per share	$10.50	$5.70

(1) Operating lease asset impairment charges for restaurants due to closures, relocations, or underperformance.
(2) Duplicate rent expense for the corporate headquarter relocation and office consolidation announced in May 2018 and rent expense for closed restaurants announced in June 2018.
(3) Decrease to accrual for a legal proceeding that was included as a previous non-GAAP adjustment.
(4) Charges for a COVID-19 related modification made in December 2020 to our 2018 performance shares.
(5) Adjustments relate to the tax effect of non-GAAP adjustments, which were determined based on the nature of the underlying non-GAAP adjustments and their relevant jurisdictional tax rates.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted General and Administrative Expenses

(in thousands)

(unaudited)

	Three months ended
	March 31,
	2023	2022
General and administrative expenses	$148,340	$147,402
Non-GAAP adjustments:
Restructuring expense(1)	-	(1,166)
Legal proceedings(2)	-	1,000
Stock-based compensation modification expense(3)	-	(2,756)
Total non-GAAP adjustments	$-	$(2,922)
Adjusted general and administrative expenses	$148,340	$144,480

(1) Duplicate rent expense for office and restaurant closures announced in June 2018 due to the corporate restructuring and underperformance of $0 and $1,166 for the three months ended March 31, 2023 and March 31, 2022, respectively.

(2) Decrease to accrual for a legal proceeding that was included as a previous non-GAAP adjustment.
(3) Charges for a COVID-19 related modification made in December 2020 to our 2018 performance shares.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Restaurant Level Operating Margin

(in thousands)

(unaudited)

	Three months ended March 31,
	2023	Percent of total revenue	2022	Percent of total revenue
Income from operations	$367,606	15.5%	$190,221	9.4%
Non-GAAP Adjustments:
General and administrative expenses	148,340	6.3	147,402	7.3
Depreciation and amortization	76,585	3.2	71,665	3.5
Pre-opening costs	6,198	0.3	5,348	0.3
Impairment, closure costs, and asset disposals	8,361	0.4	4,310	0.2
Total non-GAAP Adjustments	$239,484	10.1%	$228,725	11.3%
Restaurant level operating margin	$607,090	25.6%	$418,946	20.7%